Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Third Quarter Operating Results

April 14, 2009	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for its third quarter and nine months ended February 28, 2009. Sales for the quarter decreased $1,049,000, or 37.3%, to $1,761,747 for the three months ended February 28, 2009 compared to $2,811,111 for the same period last year. Sales for the nine months ended February 28, 2009 decreased $317,000, or 3.8%, to $7,944,413 compared to $8,261,037 for the nine months ended February 29, 2008. In the third quarter, sales in the SBS Balancer segment decreased $710,000, or 35.9%, and sales in the SMS Measurement segment decreased $340,000, or 40.6%, as compared to the same period last year. These decreases were primarily due to lower unit sales volumes across all product lines caused by the downturn in the global economy. For the nine months ended February 28, 2009, sales in the SBS Balancer segment decreased $290,000, or 4.7%, while sales in the SMS Measurement segment decreased $26,000, or 1.2%. Sales in the SBS Balancer segment for the nine month period ended February 28, 2009 decreased primarily due to lower sales volumes in North America and Europe offset by higher sales volumes in Asia. In the SMS Measurement segment, sales of the Company’s Acuity™ line of laser-based dimensional measurement products for the nine month period ended February 28, 2009 increased $462,000 due to higher unit sales volumes, primarily in North America, offset by lower sales volumes of our laser-based surface measurement products.

Gross margins for the third quarter of Fiscal 2009 were 45.8% as compared to 51.6% during the same period last year. Gross margins for the nine months ended February 28, 2009 were 48.7% as compared to 53.0% in the nine months ended February 29, 2008. The decrease in gross margins was primarily due to changes in product sales mix shifting toward lower margin products. Operating expenses increased $123,000, or 9.5%, to $1,424,624 for the three months ended February 28, 2009 as compared to $1,301,580 for the three months ended February 29, 2008. Operating expenses increased $929,000, or 24.9%, to $4,666,006 for the nine months ended February 28, 2009 as compared to $3,736,565 for the nine months ended February 29, 2008. Research and development expenses increased due to costs associated with the Xact™ product development which incorporates the technology acquired from Xtero Datacom, Inc. in February 2008 and to new product development associated with existing product lines. General, administrative and selling costs increased primarily due to higher personnel costs resulting from increased headcount, higher stock-based compensation and higher amortization expenses, offset by lower commissions related to the decrease in sales.

Net loss for the third quarter was $260,874, or $.09 per fully diluted share, compared to net income of $228,131, or $.08 per fully diluted share, for the same period last year. For the nine months ended February 28, 2009, net loss was $340,994, or $.12 per fully diluted share, as compared to net income of $677,385, or $.24 per fully diluted share, for the nine months ended February 29, 2008.

“The recent downturn in the global economy has had a negative impact on our sales volumes this quarter. We are working hard to increase sales and to return to, and ultimately exceed, our previous sales levels. We are continuing to make investments in the future, including the development of new products and enhancements to existing products in addition to strengthening our sales teams and distribution channels. Although these investments have not yet had a positive impact on operating income, we expect that we will see the benefits of these investments going forward. We intend to launch new products over the next sixty days including the SB-5500 for our Balancer business segment and the new Xact™ product utilizing ultra-sonic technology for remote tank monitoring,” commented Wayne Case, Chairman, President and CEO of Schmitt Industries. “In addition to continuing to make strategic investments in our future, we have been proactively reducing our expenses throughout the quarter. We also have $4.5 million in cash, no long-term debt, an unused credit line of $1.0 million and a current ratio in excess of 11:1. We have weathered difficult economic times before and expect to do so again,” Case concluded.

CORPORATE OFFICE: 2765 NW NICOLAI ST. —  PORTLAND, OREGON 97210  — 503/227-7908  — FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer controlled balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser measurement systems used in surface measurement applications and dimensional measurement applications and ultrasonic measurement products for remote monitoring of chemical storage tanks (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

The statements in this release, including remarks by Wayne Case regarding the impact of the global economy on SBS Balancer and SMS Measurement business segments, the timing of introduction of new significant products, including the SB-5500 and the Xact™ product, the expected contributions of new members of the Schmitt sales team and distribution channels and the strength of our financial position, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry, and other factors detailed in the Company’s SEC filings. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or to address changes to this release made by wire services or internet service providers.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. —  PORTLAND, OREGON 97210  — 503/227-7908  — FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	February 28, 2009	May 31, 2008
ASSETS
Current assets
Cash and cash equivalents	$4,453,798	$3,020,131
Short-term investments	—	2,499,863
Accounts receivable, net of allowance of $24,636 and $26,584 at February 28, 2009 and May 31, 2008, respectively	1,283,212	1,590,975
Inventories	4,226,326	3,910,431
Prepaid expenses	215,427	100,614
Income taxes receivable	132,885	—
Deferred tax asset	158,810	158,810

	10,470,458	11,280,824

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,564,880	1,548,104
Furniture, fixtures and equipment	1,035,072	918,232
Vehicles	90,452	95,848

	2,989,404	2,861,184
Less accumulated depreciation and amortization	(1,511,118)	(1,409,405)

	1,478,286	1,451,779

Other assets
Long-term deferred tax asset	—	194,443
Intangible assets	2,639,203	2,800,437

	2,639,203	2,994,880

TOTAL ASSETS	$14,587,947	$15,727,483

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$402,788	$528,485
Accrued commissions	175,327	233,943
Accrued payroll liabilities	155,288	78,707
Other accrued liabilities	164,177	254,742
Income taxes payable	—	304,201

Total current liabilities	897,580	1,400,078

Long-term liabilities	240,730	570,942
Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,870,160 shares issued and outstanding at both February 28, 2009 and May 31, 2008	9,514,992	9,370,352
Accumulated other comprehensive loss	(234,260)	(123,788)
Retained earnings	4,168,905	4,509,899

Total stockholders’ equity	13,449,637	13,756,463

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,587,947	$15,727,483

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED FEBRUARY 28, 2009 AND FEBRUARY 29, 2008

(UNAUDITED)

	Three Months Ended February 28 and 29,		Nine Months Ended February 28 and 29,
	2009	2008	2009	2008
Net sales	$1,761,747	$2,811,111	$7,944,413	$8,261,037
Cost of sales	954,175	1,359,778	4,076,782	3,885,011

Gross profit	807,572	1,451,333	3,867,631	4,376,026

Operating expenses:
General, administration and sales	1,150,973	1,120,664	3,894,242	3,320,455
Research and development	273,651	180,916	771,764	416,110

Total operating expenses	1,424,624	1,301,580	4,666,006	3,736,565

Operating income (loss)	(617,052)	149,753	(798,375)	639,461
Other income	17,198	64,378	35,215	197,924

Income (loss) before income taxes	(599,854)	214,131	(763,160)	837,385
Provision (benefit) for income taxes	(338,980)	(14,000)	(422,166)	160,000

Net income (loss)	$(260,874)	$228,131	$(340,994)	$677,385

Net income (loss) per common share:
Basic	$(0.09)	$0.08	$(0.12)	$0.25

Weighted average number of common shares, basic	2,870,160	2,692,158	2,870,160	2,676,375
Diluted	$(0.09)	$0.08	$(0.12)	$0.24

Weighted average number of common shares, diluted	2,870,160	2,790,626	2,870,160	2,786,329